                   CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

                             PREFERENCES AND RIGHTS

                                       OF

                          THE SERIES OF PREFERRED STOCK

                                       OF

                             PUDGIE'S CHICKEN, INC.

                                TO BE DESIGNATED

                      SERIES A CONVERTIBLE PREFERRED STOCK


     Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Steven Wasserman, President of Pudgie's Chicken, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors at a meeting held on April 23 1996, at which a quorum was present and acting throughout, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation's Restated Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $.01 per share, to be designated "Series A Convertible Preferred Stock" and to consist of five hundred fifty (550) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereon, of the Series A Preferred Stock, as follows:

1. VOTING RIGHTS. The holders of Series A Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, except as otherwise required by Delaware law, on all matters on which holders of Common Stock are entitled to vote. Each holder of shares of Series A Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Series A Preferred Stock (including shares of Common Stock issuable as dividends thereon pursuant to Section 4 hereof) assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote.


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2.   LIQUIDATION OR DISSOLUTION.  Subject to the prior rights of the
     Corporation's creditors and holders of securities senior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive $12,200 per share (the "Liquidation Preference"), together with accrued and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, all of which shall be paid in cash, before any distribution is made to holders of any Junior Stock. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of Series A Preferred Stock (and any series of preferred stock ranking in parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders determined as aforesaid, then the holders of Series A Preferred Stock will share ratably in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 2, a distribution of assets in any dissolution, winding-up, liquidation or reorganization shall include (a) any consolidation or merger of the Corporation with or into any other corporation in which the Corporation is not the surviving corporation, (b) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for cash and/or the issuance of equity securities of another corporation, or (c) a Change of Control of the Company. Under this Section 2, a distribution of assets in any dissolution, winding-up, liquidation or reorganization shall not include any dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation, provided that the dissolution, liquidation, winding-up or reorganization does not amend, alter, or change the preferences or rights of the Series A Preferred Stock or the qualifications, limitations or restrictions thereof in a manner that adversely affects the Series A Preferred Stock.

3.   CONVERSION RIGHTS.

     (a) CONVERSION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall be convertible at the option of the holder thereof into fully paid and non-assessable shares of Common Stock from and after the 90th calendar day after the date of first issuance of the Series A Preferred Stock (the "Issue Date"). Each share of Series A Preferred Stock eligible for conversion pursuant to the preceding sentence shall be converted at a conversion price (the "Conversion Price") equal to the lower of (x) the Maximum Conversion Price or (y) the Floating Conversion Price. The number of shares of Common Stock (hereinafter "Conversion Shares") issuable upon conversion of each share of Series A Preferred Stock shall be determined by dividing $10,000.00 by the Conversion Price in effect on the Conversion Date. An individual share of Series A Preferred Stock may only be permitted to convert in its entirety. Partial conversion of an individual share of Series A Preferred Stock is not permitted.

     (b) MECHANICS OF CONVERSION. The holder of any shares of Series A Preferred Stock may exercise the conversion right as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation at 333 Earle Ovington Boulevard, Suite 604, Uniondale, New York 11553 a conversion notice in the form attached to the purchase agreements pursuant to which the Series A Preferred Stock is issued (the "Conversion Notice"). The Conversion Notice shall state (i) that the holder elects to convert its shares, (ii) subject to applicable securities laws, the name(s) in which the certificate(s) representing the Conversion Shares and Dividend Shares to which such holder is entitled are to be issued, and
          (iii) the telecopier number to which the Corporation shall telecopy its confirmation described below. Notice given by telecopier to telecopier number 516-222-8834 shall be deemed notice for purposes of this paragraph and shall be deemed given when receipt is acknowledged by transmit confirmation report. Immediately upon receipt of any Conversion Notice, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon, which confirmation shall set forth the number of Conversion Shares and Dividend Shares to be issued by the Corporation as a result of such conversion. The Conversion Notice shall be deemed accepted by the Corporation provided the holder surrenders, or causes any agent for the holder to surrender, the certificate(s) for the Series A Preferred Stock to be converted, duly endorsed or assigned in blank or to the Corporation, at any location set forth above, within seven (7) business days after delivery of the Conversion Notice. Provided that the certificate(s) are delivered in accordance with the preceding sentence, the conversion shall be deemed to have been effected on the date of delivery of the Conversion Notice by telecopier, and such date is referred to herein as the "Conversion Date." Within three (3) business days of receipt by the Corporation of the certificate(s) representing the Series A Preferred Stock, the Corporation shall issue to such holder a certificate or certificates representing the number of full Conversion Shares and Dividend Shares which such holder is entitled to receive together with a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 3(c) hereof. Unless
          (i) such Conversion Shares and/or Dividend Shares have been held long enough to satisfy the holding period set forth in Rule 144(k) (or any successor provision) promulgated under the Securities Act, (ii) such shares become freely tradeable pursuant to another exemption under the Securities Act, or (iii) the converting holder purchased such shares pursuant to a current prospectus under an effective registration statement covering the purchase and sale of such shares, the certificate(s) representing the Conversion Shares and the Dividend Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
               THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. THESE SHARES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          If the Registration Statement as hereinafter defined shall have been declared effective by the Securities and Exchange Commission, the certificate(s) evidencing the Conversion Shares and the Dividend Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
               THE SHARES MAY BE SOLD PURSUANT TO THE REGISTRATION STATEMENT PROVIDED THAT THE HOLDER COMPLIES WITH THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SALE IS IN COMPLIANCE WITH THE PLAN OF DISTRIBUTION AS SET FORTH IN THE PROSPECTUS. THESE SHARES ARE SUBJECT

               TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          Upon the sale by any holder of Conversion Shares and/or Dividend Shares of such shares pursuant to and in accordance with an effective registration statement with respect thereto pursuant to the Securities Act and delivery to the Corporation of a certificate in the form of Appendix IV to the Purchase Agreements pursuant to which the Series A Preferred Stock was issued, the Corporation shall issue new certificates representing such shares which certificate shall not bear any legend regarding limitations on transferability of such shares.

          The person in whose name the certificate(s) for the Conversion Shares and Dividend Shares are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he or she shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of whole shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle in all respects the holder thereof to the rights of Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

     (c) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount determined on the basis of the then Current Market Price per share of Common Stock. Fractional interests shall not be entitled to dividends, and the holders thereof shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

     (d) ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN EVENTS. The Conversion Price shall be subject to adjustment from time to time as set forth in this subsection (d).

          (i)  In case at any time, or from time to time, the Corporation shall:
               (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of capital stock; (B) subdivide its outstanding shares of Common Stock into a larger number of shares; (C) combine its outstanding shares of Common Stock into a smaller number of shares; or (D) issue by reclassification or recapitalization of its Common Stock any other class or series of shares of the Corporation (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Maximum Conversion Price and the Minimum Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the holder of any Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned or have been entitled to receive. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that such dividend or distribution is not so made, the Maximum Conversion Price and the Minimum Conversion price shall again be adjusted to be the Maximum Conversion Price and the Minimum Conversion Price, respectively, which would then be in effect if such record date has not been fixed.

        (ii) In case at any time, or from time to time, the Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock for a consideration per share of Common Stock less than the Current Market Price, then the Maximum Conversion Price and the Minimum Conversion Price shall, on the date specified below for determining the

               Current Market Price, be adjusted to that number determined by multiplying the Maximum Conversion Price or Minimum Conversion Price, as the case may be, in effect immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Additional Shares of Common Stock (on a fully diluted basis to give effect to the conversion or exercise of all securities then outstanding which are convertible into or exercisable or exchangeable for shares of Common Stock) plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock (on a fully diluted basis to give effect to the conversion or exercise of all securities then outstanding which are convertible into or exercisable or exchangeable for shares of Common Stock) plus the number of such Additional Shares of Common Stock so issued (including shares deemed to have been issued pursuant to subsection (d)(iii) below). For the purposes of this subsection (d)(ii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into a legally binding contract for the issuance or sale of such Additional Shares of Common Stock or
               (y) the date of the actual issuance of such Additional Shares of Common Stock. The provisions of this subsection (d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under subsection (i) hereof. No adjustment shall be made under this subsection (d)(ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to subsection (d)(iii) hereof. Adjustments shall be made successively whenever such an issuance of Additional Shares of Common Stock shall occur. In the event that such Additional Shares of Common Stock are not so issued or sold, the Maximum Conversion Price and the Minimum Conversion Price shall again be adjusted to be the Maximum Conversion
               Price or the Minimum Conversion Price, as the case may be, which would then be in effect if such issuance had not occurred.

         (iii) In case at any time, or from time to time, the Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the Maximum Conversion Price and the Minimum Conversion Price immediately thereafter shall be adjusted as provided in subsection (d)(ii) hereof on the basis that
               (a) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Current Market Price per share of Common Stock as hereinafter provided, and (b) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities. For the purposes of this subsection
               (d)(iii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earliest of
               (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants or other rights, (ii) the date on which the Corporation shall enter into a legally binding contract for the issuance of such warrants or other rights or (iii) the date of actual issuance of such warrants or other rights. Such reduction shall be made successively whenever such a record date is fixed. In the event that such rights or warrants are not so issued or (if issued) to the extent not exercised, the Maximum Conversion Price and the Minimum Conversion Price shall again be adjusted to be the Maximum Conversion Price or the Minimum Conversion Price, as the case may be, which would then be in effect if such record date had not been fixed or such unexercised rights or warrants had not been issued.

          (iv) In case at any time, or from time to time, the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution, by dividend or otherwise, of evidences of its indebtedness or assets (including securities, but excluding (x) any dividend or distribution referred to in subsection (d)(i) hereof and (y) any dividend or distribution paid in cash out of funds legally available therefor of the Corporation), then in each such case the Maximum Conversion Price and the Minimum Conversion Price in effect after such record date shall be determined by multiplying the Maximum Conversion Price or the Minimum Conversion Price, as the case may be, in effect immediately prior to such record date by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price on such record date, less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so to be distributed, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by such Current Market Price. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Maximum Conversion Price and the Minimum Conversion Price shall again be adjusted to be the Maximum Conversion Price and the Minimum Conversion Price, as the case may be, which would then be in effect if such record date had not been fixed.

         (v) No adjustment in either the Maximum Conversion Price or the Minimum Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five percent (5%) in such conversion price; PROVIDED, HOWEVER, that any adjustment which by reason of this paragraph (vi) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection
               (d) shall be made
               to the nearest cent or to the nearest 1/100 of a share, as the case may be.

          (vi) Notwithstanding the foregoing provisions of subsections (ii),
               (iii) or (iv) of this Section 3(d), no adjustment shall be required to be made to the Minimum Conversion Price unless the events that would otherwise give rise to such adjustment independently give rise to an adjustment of the Warrant Price (as that term is defined in that certain Warrant Agent Agreement dated August 9, 1995 among the Corporation, Rickel & Associates, Inc. and Continental Stock Transfer & Trust Company).

     (e) AUTOMATIC CONVERSION. The Series A Preferred Stock shall mature two years after the Closing Date (the "Maturity Date") and shall automatically convert into Conversion Shares at the then current Conversion Price on the Maturity Date.

     (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     (g)  NOTICE PROVISIONS.

          (i) Whenever any conversion price shall be adjusted pursuant to subsection (d) hereof, the Corporation shall forthwith obtain a certificate signed by the Corporation's chief financial officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Corporation's independent public accountants determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or assets or warrants or other subscription or purchase rights referred to in subsections (d)(ii) through (d)(v) hereof) and specifying the new conversion prices and (if applicable) describing the amount and kind of common stock, securities, property or assets or cash which may be received upon conversion of the Series A Preferred Stock, after giving effect to such adjustment. The Corporation shall promptly cause a signed copy of such certificate to be delivered to each holder of Series A Preferred Stock.

          (ii) In case the Corporation shall propose (a) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (b) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities or Additional Shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (d) to effect any capital reorganization, (e) to effect any consolidation, merger or sale, transfer or other distribution of all or substantially all its property, assets or business, or (f) to effect the liquidation, dissolution or winding-up of the Corporation, then in each such case, the Corporation shall give to each holder of Series A Preferred Stock a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and the conversion prices after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by (a) or (b) above at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

     (h) TREASURY STOCK. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Corporation shall be deemed an issuance thereof for purposes of subsection (d) hereof, but until so issued such shares shall not be deemed to be outstanding.

     (i) COMPUTATION OF CONSIDERATION. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of stock other than Common Stock or in payment of any debt, the Corporation shall be deemed to have received for such Additional Shares of

          Common Stock or Convertible Securities a consideration equal to the amount of such dividend or debt so paid or satisfied.

     (j) FRACTIONAL INTERESTS. In computing adjustments under this Section 3, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

     (k) ANTIDILUTION PROVISIONS. No adjustment shall be made as a result of any increase in the number of Additional Shares of Common Stock issuable or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any provisions intended solely to avoid dilution contained in any warrants, rights or Convertible Securities.

     (l)  WHEN ADJUSTMENT NOT REQUIRED.

          (i) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (ii) If the Corporation declares or makes any dividend or distribution with respect to Common Stock, other than regular cash dividends (as defined in Section __ hereof) or dividends payable solely in shares of Common Stock, and each holder of Series A Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series A Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock, then thereafter no adjustment shall be required with respect to such dividend or distribution.

     (m) OTHER ACTION AFFECTING COMMON STOCK. If a state of facts shall occur which, without being specifically controlled by the other provisions of this Section 3, would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

     (n) NECESSARY CORPORATE ACTION. Before taking any action which would result in an adjustment in the Conversion Price, the Corporation shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

     (o) TAXES UPON CONVERSION. The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock.

     (p) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock at the time outstanding (including Dividend Shares). All shares of Common Stock which shall be so issuable shall, when issued upon conversion of all or any portion of the Series A Preferred Stock, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Upon conversion of Series A Preferred Stock, the shares of Series A Preferred Stock so converted shall have the status of authorized and unissued Preferred Stock, and the number of shares of Series A Preferred Stock which the Corporation shall have authority to issue shall be decreased by any such conversion.

     (q) DIVIDENDS CONSTITUTE CORPORATE DEBT. All dividends accrued and unpaid on Series A Preferred Stock to and including the date of conversion, whether or not declared by the Board of Directors, shall constitute a debt of the Corporation payable without interest to the converting holders and shall be paid by the Corporation on the Conversion Date, in its option, either in cash or by the issuance of Dividend Shares as provided in Section 4 hereof.

4.   DIVIDENDS.

     (a) DIVIDENDS. Each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, a cumulative annual dividend payment of $800 for each share of Series A Preferred Stock held. Dividends are payable only upon conversion of the shares of Series A Preferred Stock pursuant to Section 3 hereof and are payable either (i) in shares of Common Stock ("Dividend Shares"), with the number thereof to be determined by dividing the accrued dividend payable by the Conversion Price in effect on the Conversion Date, or
          (ii) in cash, at the option of the Corporation. Dividends on the shares of Series A Preferred Stock shall accumulate from the date of issuance through the date of conversion or redemption, as the case may be, on the basis of a calendar year consisting of twelve (12) months each consisting of thirty (30) days. Dividends shall be payable in cash only out of the assets of the Corporation legally available for the payment thereof.

     (b) RESTRICTIONS ON DIVIDENDS, ETC. As long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or declare or make any distributions upon or purchase, redeem or otherwise acquire Common Stock or any other series or class of capital stock; PROVIDED, HOWEVER, that the Corporation shall be permitted to (i) pay the required dividend payments on its presently outstanding shares of $4 Cumulative Preferred Stock and (ii) redeem the Corporation's presently outstanding shares of Redeemable Preferred Stock in accordance with its terms.

5.    OPTIONAL REDEMPTION.

     (a) REDEMPTION RIGHT. The Corporation shall have the right to redeem the outstanding Series A Preferred Stock, in whole or in part, at any time and from time to time, after the Issue Date by paying to the holders thereof in cash the redemption price per share of $12,200, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (b) herein); PROVIDED, HOWEVER, that the Corporation may not redeem any shares of Series A Preferred Stock for which it has received on or prior to the Redemption Date, a Conversion Notice.

     (b) NOTICE OF REDEMPTION. If any shares of Series A Preferred Stock are to be redeemed pursuant to subsection (a) hereof, notice thereof (the "Redemption Notice") shall be sent not later than the fifth business day prior to the date fixed for redemption (the "Redemption Date") to each holder of record whose Series A Preferred Stock is to be redeemed, for overnight delivery by nationally recognized overnight express courier service, to such holder at such holder's address as the same shall appear on the books of the Corporation. The Redemption Notice shall state (a) the shares of Preferred Stock will be redeemed at the close of business on the Redemption Date, (b) the redemption price, (c) the place at which certificates for shares of Series A Preferred Stock called for redemption must be surrendered to collect the redemption price, (d) that dividends on shares of Series A Preferred Stock called for redemption cease to accrue at the close of the last day of business prior to the Redemption Date, (e) the Section of this Certificate of Designation, Voting Powers, Preferences and Rights pursuant to which they are to be redeemed and (f) that shares of Series A Preferred Stock may be converted at any time prior to the close of business on the Redemption Date by delivery of a Conversion Notice by facsimile to the Company pursuant to Section 3(b) hereof.

     (c) PARTIAL REDEMPTION. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined PRO RATA or by lot in a manner fixed by the Board of Directors. On or after the Redemption Date, each holder of shares of Series A Preferred Stock that were called for redemption shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in the Redemption Notice and thereupon the redemption price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the Redemption Date, unless the Corporation shall default in the payment of redemption price pursuant to the Redemption Notice, all dividends on the Series A Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation thereafter shall be canceled and returned to the status of authorized and unissued Preferred Stock.

     (d) TRANSFER BOOKS. To facilitate the redemption of any shares of Series A Preferred Stock, the Board of Directors is authorized to cause the transfer books for such Series A Preferred Stock to be closed as to the shares to be redeemed, unless the rules of any national securities exchange or automated quotation system on which the Series A Preferred Stock may be listed or quoted prohibit the closing of such transfer books.

6.   PURCHASE OPTION.

     (a) PURCHASE OPTION. If, at any time when any shares of Series A Preferred Stock shall remain outstanding, the average Conversion Price (which for purposes of this Section 6(a) shall be calculated without giving effect to the proviso to the definition of "Floating Conversion Price" set forth in Section 9(k) hereof) for any 20 Trading Days during any 30 consecutive Trading Day period shall be less than the Minimum Conversion Price (the "Purchase Option Trigger Event"), then each holder of any shares of Series A Preferred Stock then outstanding shall, upon notice from the Corporation in accordance with Section 6(b) hereof, be entitled to elect (the "Purchase Option") to have the Corporation purchase all, but not less than all, of the shares of Series A Preferred Stock then held by such holder for a purchase price payable in cash of $10,800 per shares of Series A Preferred Stock together with all accrued and unpaid dividends thereon through the Purchase Date (as defined in Section 6(b) hereof) (the "Redemption Amount"). Nothing contained in this Section 6 shall require the Company to purchase any shares of Series A Preferred Stock if such purchase is prohibited by applicable law.

     (b) NOTICE. If the Purchase Option Trigger Event shall occur, then the Corporation shall, within three (3) calendar days after the occurrence of the Purchase Option Trigger Event, give written notice (the "Purchase Option Notice") thereof to each holder of record of shares of Series A Preferred Stock. The Purchase Option Notice shall be sent by a nationally recognized overnight express courier service for overnight delivery to each holder of record of shares of Series A Preferred Stock at such holders' address as the same shall appear on the books of the Corporation. The Purchase Option Notice shall state that: (i) the Corporation will purchase on the Purchase Date all shares of Series A Preferred Stock held by any holder who, prior to the close of business on the 10th calendar day after the date of the occurrence of the Purchase Option Trigger Event, sends written notice (a "Purchase Option Exercise Notice") to the Corporation delivered by telecopier in the same manner as a Conversion Notice (which Purchase Option Exercise Notice shall state
          (A) that such holder elects to exercise its Purchase Option as set forth herein and (B) the name in which the check in payment of the Purchase Amount shall be issued and the address to which it shall be delivered, if different from the registered name and address of such holder); (ii) the Redemption Amount per share of Series A Preferred Stock; (iii) the place at which certificates for shares of Series A Preferred Stock which any holder wishes to sell to the Corporation pursuant to the Purchase Option must be surrendered to collect the Purchase Price; and (iv) that the "Purchase Date" shall be the 40th calendar day after the date of the occurrence of the Purchase Option Trigger Event.

     (c) PENALTY PAYMENTS. If for any reason the Corporation shall fail to purchase any share or shares of Series A Preferred Stock for which it has received a Purchase Option Exercise Notice in accordance with
          Section 6(b) hereof, then (i) the Corporation shall be obligated to pay to each holder of any such shares a monthly penalty payment in cash in an amount each month equal to 1 1/2% of the Payment Amount that was payable by the Corporation to such holder on the Payment
          Date and (ii) dividends shall continue to accrue on such shares, in each case until such date (the "Actual Purchase Date") as the Corporation shall purchase such share or shares from such holder in accordance with the provisions of this Section 6 at a Purchase Amount which shall include not only the amount specified in Section 6(a) hereof but also (x) all dividends accrued and unpaid from the original Purchase Date to the Actual Purchase Date and (y) all penalty payments required pursuant to this Section 6(c) accrued and, notwithstanding the immediately succeeding sentence, unpaid from the original Purchase Date to the Actual Purchase Date. The first such penalty payment shall be due and payable on the Purchase Date, and each subsequent penalty payment shall be due and payable on each monthly anniversary of the Purchase Date. Penalty payments shall be pro rated for any partial monthly period ending on the Actual Payment Date.

     (d) ONLY ONE PURCHASE OPTION TRIGGER EVENT. If a Purchase Option Trigger Event shall occur and if the Corporation shall pursuant to this
          Section 6 purchase the shares of Series A Preferred Stock held by those holders who properly execute and deliver to the Corporation a Purchase Option Exercise Notice, then from and after the date on which such purchase shall occur, this Section 6 shall be of no further force or effect such that if another Purchase Option Trigger Event shall thereafter occur, the Corporation shall not be obligated to purchase any shares of Series A Preferred Stock then remaining outstanding.

     (e) STATUS OF PURCHASED SHARES. Any and all shares of Series A Preferred Stock purchased pursuant to this Section 6 shall be canceled and returned to the status of authorized and unissued Preferred Stock.

7. NO PREEMPTIVE RIGHTS. No holder of Series A Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Corporation's Certificate of Incorporation.

8. CERTAIN RESTRICTIONS. So long as any Series A Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of a majority of the outstanding shares of Series A Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of any class of the Corporation's outstanding capital stock (except as otherwise provided in Section 4(b) hereof), (ii) issue any class or series of any class of capital stock which ranks prior to or PARI PASSU with the Series A Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation or (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series A Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the Series A Preferred Stock.

9.   DEFINITIONS.

     (a) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after May __, 1996 [date of Closing to be inserted], except Common Stock which may be issued pursuant to: (i) the conversion of the Series A Preferred Stock; (ii) the exercise by the holders thereof of the Corporation's outstanding redeemable common stock purchase warrants expiring August 9, 2000 ("Public Warrants"), whether issued in connection with the Company's initial public offering or the Company's sale of the Series

          A Preferred Stock; (iii) the exercise by the holders thereof of warrants to purchase an aggregate of 181,522 shares of Common Stock outstanding on the Issue Date; (iv) the exercise by the holders thereof of warrants to purchase 200,000 shares of Common Stock at an exercise price of $8.25 per share expiring August 9, 2000; (v) the exercise by the holders thereof of warrants to purchase 100,000 Public Warrants at an exercise price of $0.165 per Public Warrant the and exercise of such Public Warrants; and (vi) the exercise by the holders thereof of any options which may be granted pursuant to the Corporation's 1995 Stock Option Plan and (vii) the exercise by employees of the Corporation or any of its subsidiaries of options granted pursuant to any stock option plan which may hereafter be adopted by the Corporation where the exercise price of such options is not less than the fair market value of a share of Common Stock on the date of grant thereof.

     (b) "Change in Control" shall mean a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total of the voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or, except as provided under Section 2 hereof, the closing of a sale or disposition by the Corporation of all or substantially all of the Corporation's assets (other than to a subsidiary or subsidiaries of the Corporation).

     (c) "Common Stock" shall mean the shares of common stock of the Corporation, par value $.01 per share, and any stock into which such Common Stock may hereinafter be changed.

     (d) "Conversion Date" shall have the meaning such term is given in Section 3(b) hereof.

     (e)  "Conversion Notice" shall have the meaning such term is given in
          Section 3(b) hereof.

     (f)  "Conversion Price" shall have the meaning such term is given in
          Section 3(a) hereof.

     (g)  "Conversion Shares" shall have the meaning such term is given in
          Section 3(a) hereof.

     (h) "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

     (i) "Current Market Price" per share of Common Stock at any date herein specified shall mean the average of the daily market prices for 5 consecutive Trading Days ending on the last trading day prior to such date, except that for purposes of Section 3(c) hereof, the "Current Market Price" per share of Common Stock shall mean the market prices on the Trading Day therein specified. The market price for each such Trading Day shall be (i) if the Common Stock is quoted on the Nasdaq National Market or Nasdaq Small Cap Market, the reported last sales price, or (ii) if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or (iii) if the Common Stock is quoted on the NASD OTC Bulletin Board, the average of the closing bid and asked prices regular way, or
          (iv) if the Common Stock is not so quoted, as reasonably determined by the Board of Directors of the Corporation.

     (j) "Dividend Shares" shall have the meaning such term is given in Section 4 hereof.

     (k) "Floating Conversion Price" shall mean the dollar amount determined by multiplying 0.82 by the average closing bid price of the Common Stock as calculated over the five (5) Trading Day period ending on the date prior to the Conversion Date; PROVIDED, HOWEVER, that in no event shall the Floating Conversion Price be less than the Minimum Conversion Price.

     (l) "Issue Date" shall have the meaning such term is given in Section 3(a) hereof.

     (m) "Junior Stock" shall mean the Common Stock or any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series A Preferred Stock as to dividends or rights upon liquidation and shall not include the Corporation's outstanding Redeemable Preferred Stock or $4 Cumulative Preferred Stock (other than for purposes of Section 2 hereof). Solely for the purposes of Section 2 hereof, the Series A Preferred Stock shall be deemed to rank senior to the $4 Cumulative Preferred Stock.

     (n)  "Liquidation Preference" shall have the meaning such term is given in
          Section 2 hereof.

     (o) "Maturity Date" shall have the meaning such term is given in Section 3(e) hereof.

     (p) "Maximum Conversion Price" shall initially mean $_________ per share [the average closing bid price of the Common Stock as calculated over the five trading-day period ending on the date prior to the Subscription Date]. The Maximum Conversion Price shall be subject to adjustment as provided in Section 3 hereof, but should never be adjusted below the Minimum Conversion Price.

     (q) "Minimum Conversion Price" shall initially mean $2.00 per share. The Minimum Conversion Price shall be subject to adjustment as provided in
          Section 3 hereof.

     (r) "Person" shall mean any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     (s) "Redemption Date" shall have the meaning such term is given in Section 5(b) hereof.

     (t)  "Redemption Notice" shall have the meaning such term is given in
          Section 5(b) hereof.

     (u)  "Securities Act" shall mean the Securities Act of 1933, as amended.

     (v) "Trading Day" shall mean any day on which trading takes place (a) in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotation System or (b) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30 day of April, 1996.


                                   By:  /s/ Steven Wasserman
                                       --------------------------------------
                                       Name:  Steven Wasserman
                                       Title: President

ATTEST:

By:  /s/ Helen Papa
    ---------------------------------
    Helen Papa, Secretary